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                                                                    Exhibit 10.6

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT dated March 25, 1996 between Student Advantage LLC, a Delaware limited liability company (the "Company"), having an office at 321 Columbus Avenue, Boston, MA 02116 and Raymond V. Sozzi, Jr., an individual residing at 300 Columbus Avenue, Apartment #2, Boston, MA 02166 ( the "Executive").

                               W I T N E S S E T H

         WHEREAS, the Princeton Review Publishing, L.L.C., a Delaware limited liability company ("TPR"), is investing in the Company pursuant to an Investment Agreement dated the date hereof among the Executive, the Company and TPR (the "Investment Agreement"), under which TPR is to acquire an interest in the Executive's Membership Interest in the Company; and

         WHEREAS, the Company wishes to employ the Executive as its Chief Executive Officer and the Executive wishes to accept such employment, all on the terms hereinafter set forth,

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree hereby as follows:

         1. EMPLOYMENT. The Company hereby employs the Executive as its Chief Executive Officer, and the Executive hereby accepts such employment, subject to the terms and conditions hereinafter set forth, under the direction of the Board of Directors of the Company.

         2. TERM. The term of the Executive's employment hereunder shall be deemed to have commenced on January 1, 1996, shall continue thereafter for a period of three (3) years, unless terminated earlier in accordance with the terms hereof.

         3.       DUTIES.

                  (a) The duties of the Executive shall be predominantly executive in nature. The Executive shall serve the Company loyally, faithfully and to the best of his abilities and shall devote his full working time and efforts to the performance of his duties hereunder. The Executive shall be available for travel as the needs of the business of the Company require.

                  (b) The Executive agrees that he will not, during the term of this
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Agreement, engage in any business activity that interferes with the performance of his obligations under this Agreement.

         4.       COMPENSATION AND BENEFITS.

                  (a) In consideration of the services to be rendered by the Executive hereunder, the Company shall pay to the Executive, and he shall accept, base salary payable biweekly or monthly at the Company's option at an annual rate of $60,000 for the first year hereunder, $75,000 for the second year hereunder and $90,000 for the third year hereunder.

                  (b) The Executive shall be entitled to a bonus for each of the 1996, 1997 and 1998 calendar years, to be computed as follows:

                           (i)      7.5% of the first $100,000 by which the
Company's net income prior to interest, taxes, depreciation and amortization and before extraordinary items of gains and losses and before bonuses based upon net income to officers of the Company ("EBITDA") in 1996 (including the results of operations for Student Advantage Partners for 1996), 1997, and 1998 exceeds the Company's EBITDA for such year, forecasted by the budget contained in Schedule
5.10 to the Investment Agreement (reflecting the projected acquisition by the Company of The Passport, Inc.), equal to $146,000 in 1996, $295,000 in 1997 and $400,000 in 1998 (such excess referred to hereinafter as "Excess Profits");

                           (ii)     9.375% of Excess Profits between $100,000
and $200,000;

                           (iii)    11.25% of Excess Profits between $300,000
and $300,000;

                           (iv)     13.125% of Excess Profits between $200,000
and $400,000;

                           (v)      15% of Excess Profits between $400,000 and
$500,000; and

                           (vi)     18.75% of Excess Profits over $500,000;
provided, however, the maximum bonus payable under this Section 4(b) shall not exceed $150,000 per year.

EBITDA shall be calculated based on generally accepted accounting principles consistently applied.

                  (c) The Executive shall receive $500 per month as a cash allowance for a car or other related expenses.

                  (d) The Executive shall receive $100 per week as a petty cash allowance for various expenses.
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                  (e)      The Executive shall receive health insurance and paid
holidays, as are made available to management-level employees of the Company.
The Executive shall receive 15 days of paid vacation/personal/sick days each year. The Executive shall receive, on an annual basis, the total amount of payments under the Federal Insurance Contributions Act ("FICA"), other sums payable under Federal revenue withholding guidelines and employment insurance, including, without limitation, payments under the Federal Unemployment Tax Act ("FUTA") that the Company would have paid had the Executive been treated as a full-time employee of the Company (the "Company's FICA Share") to the extent that the Company does not pay the Company's FICA Share.

                  (f) The Executive shall be entitled to reimbursement for all reasonable and necessary travel, entertainment and other business expenses incurred or expended by him necessary for the performance of his duties as an employee of the Company, subject to a periodic accounting reasonable satisfactory to the Board of Directors of the Company.

                  (g) Except as hereinafter provided in Section 6, the Company shall pay the Executive, for any period during which he is unable fully to perform his duties because of physical or mental disability or incapacity, and amount equal to the fixed compensation due him for such period, less the aggregate amount of all income disability benefits that he received under or by reason of (i) any group health insurance plan; (ii) any applicable compulsory state disability law; (iii) the Federal Social Security Act; (iv) any applicable worker's compensation law or similar law; and (v) any plan towards which the Company or any parent, subsidiary or affiliate of the Company has contributed, such as group accident or health policies.

                  (h) In the event that all of the executive officers of the Company and its affiliates agree to accrue a portion of their salaries and bonus to improve cash flow, then the Executive's compensation hereunder shall be accrued pro rata on the same terms and conditions as is reasonably required.

                  (i) The Executive shall also receive options to purchase 870 Units of membership interests of the Company.

         5.       COVENANTS.

                  (a) The Executive agrees that all work produced by him under this Agreement shall be deemed to be a "work made for hire" as defined in the federal Copyright Act, Title 17 of the United States Code. Without further consideration, the Executive hereby irrevocably assigns, transfers and sets over to the Company, its successors and assigns, all of the Executive's right, title and interest in and to any and all developments, processes, discoveries, technologies and creations and all copyrightable and patentable works, materials and ideas (collectively "Intellectual
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Property") and any improvement to any Intellectual Property, whether or not patentable, copyrightable or legally protectible or recognized forms of property, and whether or not completed or used in practice, together with all information and data relating hereto (hereinafter "Proprietary Information") (including all designs, drawings, prints, patterns, sketches, ideas, inventions, improvements, writings and other works of authorship, theses, books, computer programs, lectures, illustrations, photographs, scientific and mathematical models, prints and any other subject matter that is or may become legally predictable or recognized as a form of property) that have been conceived, made or suggested, or may hereafter be conceived, made or suggested, either by the Executive or by others with the assistance or other participation of the Executive, relating to the business of the Company or any affiliate of the Company.

                  (b) The Executive shall disclose promptly to the Company any and all Proprietary Information when conceived or made by the Executive, and report promptly to the Company all information of which the Executive may become aware during the term of employment with the Company that may be of benefit to the Company. During the period of his employment hereunder, the Executive shall also disclose promptly to the Board of Directors of the Company all material Intellectual Property relating to the business, products, or projects of the Company and/or involving the use of the Company's time, materials and/or facilities.

                  (c) Upon the request of the Company, the Executive shall, without compensation other than the Executive's usual and customary salary, bonus and benefits hereunder, execute all such assignments and other documents and perform all such acts necessary to enable the Company to obtain or uphold for its benefit patents or copyrights for, and other rights to, such Intellectual Property and accumulated data and other information relating thereto, which shall be owned by the Company, whether or not the Executive is the creator thereof.

         6.       DISABILITY AND DEATH.

                  (a) If the Executive, due to physical or mental disability or incapacity, shall have been unable fully to perform his duties hereunder for any 60 days during any twelve (12) consecutive months, as determined in good faith by the Board of Directors, then the Company may terminate this Agreement and the Executive's employment hereunder by written notice to the Executive or his legal guardian, effective immediately upon delivery of such notice.

                  (b) If the Executive shall die during the term of this Agreement, this Agreement and the Executive's employment hereunder shall terminate immediately upon the Executive's death.

         7.       TERMINATION OF EMPLOYMENT.
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         The Company may at any time terminate this Agreement and the
Executive's employment hereunder by written notice to the Executive effective immediately upon delivery of such notice:

                  (a) if the Executive shall commit any act whether or not involving the Company that constitutes a felony in the jurisdiction involved; or

                  (b)      if the Executive engages in repeated substance abuse;
or

                  (c) if the Board of Directors, after due inquiry and providing the Executive with a reasonable opportunity to be heard, shall have determined in good faith that the Executive has committed wilful malfeasance or gross misconduct in his performance hereunder, or any material act of fraud or dishonesty against the Company; or

                  (d) if the Executive shall have committed a material breach of this Agreement; or

                  (e) upon the sale of all, or substantially all, of the assets of the Company; or

                  (f)      upon the dissolution and liquidation of the Company.

         8.       NON-DISCLOSURE OF CONFIDENTIAL
                  INFORMATION AND NON-COMPETITION.

                  (a) The Executive acknowledges that he has been informed that it is the policy of the Company (hereinafter defined for the purposes of this Section 8(a)) to maintain as secret and confidential all information (i) relating to the products, processes, technologies, designs and/or systems used by the Company and (ii) relating to the suppliers, customers and employees of the Company (all such information hereafter referred to as "Confidential Information"), and the Executive further acknowledges that such Confidential Information is of great value to the Company. The parties hereto recognize that the services to be performed by the Executive are special and unique, and that by reason of his employment by the Company, he has and will acquire Confidential Information as aforesaid. The parties hereto confirm that it is reasonably necessary to protect the Company's good will that the Executive agree, and accordingly the Executive does agree, that he will not directly or indirectly (except where authorized by the Board of Directors of the Company for the benefit of the Company), for or on behalf of himself or any Person (hereinafter defined):

                           (i)      at any time during his employment by the
Company or after he ceases to be employed by the Company for any reason, divulge to any Person other than the Company (hereinafter referred to collectively as a "third party"), or use or
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cause to authorize any third parties to use, any such Confidential Information, or any other information regarded as confidential and valuable by the Company that he knows or should know is regarded as confidential and valuable by the Company (whether or not any of the foregoing information is actually novel or unique or is actually known to others); or

                           (ii)     at any time during his employment by the
Company and for a period of two years after he ceases to be employed by the Company for any reason, act as or be an officer, director, stockholder, consultant or advisor, partner or employee or, or render any service for, or have any profit-sharing or other interest in, or lend money or make any other financial accommodation for or on behalf of, or undertake any business transaction with, any Person that engages in or is planning or preparing to engage in either direct competition with the Company or any corporate affiliate of the Company, or the business of providing, in any state where the Company or any corporate affiliate sells products or performs services, the same products and/or services as those provided by the Company or any corporate affiliate, except that he may hold securities that are part of a publicly traded class of securities (not in excess of 5% of the outstanding total of any class of such securities) in competitive concerns so long as he discloses such holding to the Company; or

                           (iii)    at any time during his employment by the
Company and for a period of two years after he ceases to be employed by the Company for any reason, engage in or plan or prepare to engage in (A) competition with the Company or any corporate affiliate or (B) the business of providing, in any state where the Company of any corporate affiliate sells products or performs services, the same products and/or services as those provided by the Company and corporate affiliate; or

                           (iv)     at any time during his employment by the
Company and for a period of two years after he ceases to be employed by the Company for any reason, (A) attempt in any manner to solicit, or instruct, assist or provide any services in connection with the solicitation, from any Person that is, or shall have been after the date hereof, a client or a sponsor of the Company or any affiliate of the Company (collectively, a "Client") (except on behalf of the Company), or persuade, or attempt in any manner to persuade, any Client to cease doing business or to reduce the amount of business that any such Client has customarily done or contemplates doing with the company or any affiliate of the Company, or (B) serve as an officer, director, employee, agent or consultant of, or otherwise render services to, or become or remain a creditor or equity interests holder in, any Person that accepts business competitive with the business of the Company from any such Client, whether or not the relationship between the Company and such Client was originally established in whole or in part through the efforts of the Executive; or

                           (v)      at any time during his employment by the
Company and for a period of two years after he ceases to be employed by the Company for any reason, employ or otherwise obtain services from, or solicit or otherwise attempt to employ or
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otherwise obtain services from, or assist any Person in employing or otherwise obtaining services from, or attempting to employ or otherwise obtain services from, any person who is then, or at any time during the preceding twelve months shall have been, in the employ of or retained by the Company and/or its affiliates; or

                           (vi)     at any time during his employment by the
Company and the applicable period thereafter specified in each of the clauses above, negotiate for or enter into an agreement, understanding or arrangement, or otherwise cause or authorize any Person, to take any of the actions prohibited by such clause.

As used herein in this Section 8(a), the term "Person" means any person, corporation, limited liability company, partnership or other entity, the term "Company" shall include any of its affiliates, and the term "Client" shall mean
(i) anyone who is then a client of the Company or an of its affiliates, (ii) anyone who was a client, sponsor or supplier of the Company or any of its affiliates at any time during the two-year period immediately preceding the alleged prohibited conduct, and (iii) any prospective sponsor or supplier that shall have entered into negotiations with the company.

                  (b) The Executive shall, upon the expiration of his employment by the Company for any reason, forthwith deliver up to the Company any and all drawings, notebooks, keys and other documents and materials, or copies thereof, in his possession or under his control that relate to any Confidential Information, including any of same that relate to any Invention relating to the business of the Company or any affiliates of the Company described in Section 5(a), or that are otherwise the property of the Company. This Section 8 and Section 5(c) shall survive any expiration or other termination of this Agreement.

                  (c) The Executive agrees that any breach or threatened breach by him of any provision of this Section 8 will, because of the unique nature of the Executive's services and the Confidential Information entrusted to him as aforesaid, cause irreparable harm to the Company and shall entitle the Company, in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach, without the need to show irreparable injury or to post any bond, which are hereby waived by the Executive. The parties hereto understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, and the unenforceability, in whole or in part, of any such restriction, in any jurisdiction, shall not effect the enforceability of such restriction in any other jurisdiction or of the remaining restrictions in any jurisdiction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. The Executive further acknowledges that the Company is relying upon such covenants as an inducement to provide the Executive with employment and in connection therewith to permit the Executive to have continued access to Confidential Information.
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         9.       Entire Agreement. This Agreement, together with the Investment
Agreement, the Company's Operating Agreement and the documents and instruments referred to therein, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreement between the parties. No change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced. No action by either party shall be deemed a waiver of any right hereunder, and no waiver of any right at any time shall operate as a waiver of any other right or as a waiver of such right at any other time.

         10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto, except that this agreement may not be assigned by the Executive, or by the Company except to an affiliate of the Company, in which case the Company shall remain liable for all of its obligations hereunder.

         11. Governing Law. All matters concerning the validity and interpretation of and performance under this Agreement shall be governed by the laws of the State of New York.

         12. Designations and Notices. Whenever notice is required to be given by any party hereunder, such notice shall be deemed sufficient if given pursuant to the terms of the Investment Agreement.

         13. Severability. The invalidity or unenforceability of any particular provision of this Agreement in any jurisdiction shall not affect the other provisions hereof or such provision in other jurisdictions, and this Agreement shall be construed in such jurisdiction in all respects as if such invalid or unenforceable provisions were omitted. Furthermore, in lieu of such illegal, invalid, or unenforceable provision in such jurisdiction there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

         14. Construction. Throughout this Agreement, each pronoun shall be deemed to include the masculine, the feminine and the neuter, the singular and plural, and vice versa, where such meanings would be appropriate. The headings herein are inserted only as a matter of convenience and reference, and they in no way define, limit or describe the scope of this Agreement or the intent of any provisions thereof.

         15. Further Assurances. Each party shall execute such other documents and instruments as shall be requested by the other party in order fully to accomplish the purposes of this Agreement.

         16. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
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         IN WITNESS WHEREOF, the Executive has executed this Agreement and the
Company has caused this Agreement to be executed by its duly authorized officer as of the date first above written.

                                           STUDENT ADVANTAGE LLC


  /s/ Raymond V. Sozzi, Jr.                By:  /s/ Raymond V. Sozzi, Jr.
-----------------------------                   -----------------------------
RAYMOND V. SOZZI, JR.                           Name: Raymond V. Sozzi, Jr.
                                                Title:  President

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                     FIRST AMENDMENT OF EMPLOYMENT AGREEMENT

This Amendment dated as of October 20, 1998 (the "Amendment") amends that certain Employment Agreement between Student Advantage, LLC (the "Company") and Raymond V. Sozzi, JR. ("Executive") dated as of March 25, 1996 (the "Agreement"). Unless otherwise provided in this Amendment, capitalized terms shall have the same definitions as given in the Agreement.

To facilitate additional financing and investments in the Company and for the other good and valuable consideration, and adequacy and sufficiency of which are hereby acknowledged, parties agree to amend the Agreement effective as of January 1, 1999 as follows:

I. Section 2 of the Agreement ("Term") is amended by adding the following sentence at the end of the Section:

"At the expiration of the term (including any renewal terms), this Agreement shall automatically renew for additional one year terms, unless terminated earlier in accordance with the terms hereof."

II. Section 3 of the Agreement ("Duties") is amended by adding the following as subsection 3(c):

"(c) The Executive shall perform such additional duties as the Board of Directors of the Company may vest in him from time to time."

III. Section 4 of the Agreement ("Compensation and Benefits") is amended as follows:

A. The following sentence is added at the end of subsection 4(a): "For each year thereafter while this Agreement remains in effect, Executive's base salary shall be $150,000."

B.       Section 4(b)(i) of the agreement is amended to add the following text:
"With respect to each calendar year after 1998, Executive shall be entitled to a bonus as a target level of $75,000 as determined in the discretion of the Board of Directors of the Company. With respect to Calendar years 1997 and 1998, it is agreed that in light of the Company's change in accounting procedures, the Executive shall be entitled to receive the maximum bonus applicable under this Agreement."

C.       The following provision is added as section 4(j) of the Agreement:

         "(j) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any amounts paid to the Executive by the Company hereunder (each a "Subject Payment") would be subject to the excise tax (the "Excise Tax") imposed by
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Section 4999 of the Internal Revenue Code of 1986, as amended (the"Code"), then the Executive shall be entitled to receive from the Company an additional payment (the "Gross-Up Payment") in an amount such that the net amount of the Subject Payment and Gross-Up Payment retained by the Executive, after the calculation and deduction of all Excise Taxes (Including any interest or penalties imposed with respect to such taxes) on the Subject Payment and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment provided for in this Section 4(j), shall be equal to the Subject Payment.

D. It is hereby agreed and acknowledged that Executive has received and exercised as of 1/1/97 the options to purchase 870 Units of membership as specified in Section 4(i) of the Agreement and that no further compensation is due Executive under Section 4(i) of the Agreement.

IV. Section 6 ("Disability and Death") of the Agreement is amended to add the following new section 6(c):

"(c) In the event of any termination pursuant to this Section 6, the Company shall (i) continue to provide Executive (or his heirs or designees) compensation and benefits as set forth in Section 4 of this Agreement until the end of the calendar year in which the notice of termination is effective and (ii) pay Executive (or his heirs or designees) bonus payments at the fixed rate of $75,000 per year for the year in which termination takes place and pro rated as of the date of Executive's death or disability (i.e., $75,000 multiplied by the fraction equal to the number of days the Executive worked during the year of termination divided by 365)."

V. Section 7 ("Termination of Employment") of the Agreement is amended to add the following new subsections 7(g), 7(h), 7(i), and 7(j):

"(g) If Executive is terminated by the Company for any reason other than as permitted in Subsections 7(a) through 7(f) or if the Executive terminates this Agreement pursuant to Section 7(h) below, then Executive shall be entitled to the following benefits and compensation for 18 months after termination (the "Severance Period"): (i) base pay payable in accordance with Section 4 above and in accordance with the Company's normal payroll procedures, (ii) bonus payment at the fixed rate of $75,000 per year for each calendar year or portion thereof ending during the Severance Period and payable pursuant to the Company's normal payroll practices with respect to bonus payments; (iii) continued participation in all employee benefits throughout the Severance Period; and (iv) such outplacement services as are customarily given by the Company. In addition, the Executive shall be entitled to full vesting of any stock options in the Company held by the Executive as of the effective date of termination. The compensation and benefits set forth in this Section 7(g) will be retained by the


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Executive as liquidated damages in lieu of all damages and remedies and in complete discharge and satisfaction of any and all obligations or liability to Executive."

"(h) If within one year of a "Change in Control" (as defined below) of the Company there occurs a material diminution in the Executive's position, authority, duties or responsibilities or the assignment to the Executive of duties which as inconsistent in any respect with his position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, and if such diminution is not cured (if capable of being cured) within 10 business days of notice to the Company by the Executive; then the Executive shall be entitled to terminate this Agreement effective upon the giving of writing notice to the Company."

"(i) For purposes of this Agreement, "Change in Control" means the occurrence of any one of the following events: (i) any sale, transfer or other conveyance (other than to the Company or a wholly-owned subsidiary of the Company), whether direct or indirect, on a consolidated basis, in one transaction or a series of related transactions, of (A) all or substantially all of the assets of the Company or (B) the capital stock of the Company, if, immediately after such transaction(s), any "person" or "group" (as such terms are defined below) becomes the "beneficial owner" (as defined below), directly or indirectly, or more than 50% of the "Voting Stock" (as defined below) then outstanding entitled to vote in the election of directors, managers, or trustees of the transferee; or (ii) any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, or more than 50% of the Voting Stock then outstanding."

(j) For the purposed of this Agreement, (i) the terms "person" or "group" shall have the meanings used for purposes of Rules 13d and 13d-5 of the Securities Exchange Act of 1934 (the "Exchange Act"), whether or not applicable, provided that no "Excluded Person" (as defined below) and no person or group controlled by any Excluded Person shall be deemed to be a "person" or "group"; (ii) the term "beneficial owner" shall have the meaning used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events; (iii) "Voting Stock" means the capital stock of the Company; and (iv) "Excluded Person" means Raymond V. Sozzi, Jr.

It is agreed and acknowledges that other than as expressly set forth in this Amendment, the terms of the Agreement remain in full force and effect.

Accepted                                        Accepted

                                                STUDENT ADVANTAGE LLC


 /s/ Raymond V. Sozzi, Jr.                      By: /s/ Raymond V. Sozzi, Jr.
----------------------------                        ----------------------------
Raymond V. Sozzi, Jr
                                                    Title:  President


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